Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centennial Bank Holdings, Inc.:

We consent to the use of our report dated March 24, 2006, with respect to the consolidated balance sheets of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2005 and the periods July 17, 2004 to December 31, 2004 (Successor), and January 1, 2004 to July 16, 2004 (Predecessor)., which report appears in the December 31, 2005 Annual Report on Form 10-K of Centennial Bank Holdings, Inc., incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado

September 25, 2006